EXHIBIT 10.36

                              EMPLOYMENT AGREEMENT

Agreement dated this 4th day of January, 1999, by and between Able Telcom Holding Corp. with its address at 1601 Forum Place, Suite 1110, West Palm Beach, Florida 33401, its subsidiary MFS Transportation Systems, Inc. with its address at 200 East Park Drive, Suite 200, Mt. Laurel, NJ 08054, ("Employer"), and G. Vance Cartee, with his address at 3831 Turtle Dove Blvd., Punta Gorda, Florida 33950, ("Employee").

                                   WITNESSETH:

WHEREAS, Employer is engaged in telephone and telecommunication installation and service, as well as system development, project management, and installation of conventional and electronic toll and traffic management systems; and

WHEREAS, Employer desires to employ Employee as President and CEO of its MFS Transportation Systems, Inc. subsidiary; and

WHEREAS, Employer desires to avail itself of the services of the Employee in order that his knowledge and ability may be utilized in the conduct and development of the business and affairs of the Employer; and

WHEREAS, Employee has evidenced his willingness to enter into an employment agreement with respect to his employment by Employer, pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and mutual promises and covenants herein contained, it is agreed as follows:

1.  EMPLOYMENT: DUTIES

Employee shall devote his full time to the performance of services as President and CEO of its MFS Transportation Systems, Inc. subsidiary, subject at all times to the Board of Directors and CEO of Able Telcom Holding Corp. Employee shall be in charge of all of the business of MFS Transportation Systems, Inc. and MFS Transtech, Inc. and the performance of such services and duties as the Board of Directors and/or CEO of Able Telcom Holding Corp. shall determine.

2.  FULL TIME EMPLOYMENT

Employee hereby accepts employment by Employer upon the terms and conditions contained herein and agrees that during the term of this Agreement, Employee shall devote all of his business time, attention and energies to the business of Employer.


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3.  TERM

Employee's employment hereunder shall be for a term of two (2) years to commence on the date hereof.

In the event employee voluntarily resigns, Employer's obligations are limited to payment of the base salary through the last day of Employee's employment. Stock options are exercisable per the stock option plan provisions and no acceleration of the un-vested shares will be made to employee.

4.  TERMINATION FOR CAUSE

Not withstanding any other provision of this Agreement, Employee may be terminated on ninety (90) days notice without further benefits or compensation for any of the following reasons: a) misuse, misappropriation or embezzlement of any Employer property or funds; b) conviction of a felony; or c) breach of any material provision of this Agreement.

5.  TERMINATION WITHOUT CAUSE

Termination without cause can only be effected by an action of the CEO of Able Telcom Holding Corp. and /or its Board of Directors representing a majority of the members approving such termination. In the event of a termination without cause, the Employee shall be paid the remainder of the base salary due under the one year contract period, with a minimum of one hundred and eighty (180) days severance pay (base salary only). Stock options shall automatically become vested and exercisable.

6.  COMPENSATION

As full compensation for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

i) BASE SALARY Employer during the term hereof shall pay Employee a base salary at the rate of One Hundred and Fifty Thousand dollars($150,000) per annum, payable no less frequently than monthly installments.

ii) REIMBURSEMENT OF EXPENSES. Employer shall reimburse Employee for the expenses incurred by Employee in connection with his duties hereunder, including travel and entertainment, such reimbursement to be made in accordance with regular Employer policy and upon presentation by Employee of the details of, and vouchers for, such expenses.

iii) SALARY ADJUSTMENTS Prior to the expiration of each contract year, the CEO and/or the Board of Directors of Able Telcom Holding Corp. shall review the Employee's salary and benefits and if appropriate, at their sole discretion, shall increase the salary and benefits for the next succeeding year.

IV) PERFORMANCE BONUS Employee shall be eligible to receive a performance bonus at the expiration of each contract year. The amount of such bonus to be determined by the Employee's success in the performance of his duties as determined by the CEO and Board of Directors of Able Telcom Holding Corp. and shall be awarded at their sole discretion.


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7. OPTIONS

Subject to the approval of the Board of Directors of Able Telcom Holding Corp., Employee will receive an option to acquire Forty Thousand (40,000) shares of Able Telcom Holding Corp., stock at a price equal to the opening price as quoted by NASDAQ on the date of grant by the Board. This option shall become fully vested as follows: 20,000 immediately, 10,000 on December 31,1999, and 10,000 on December 31, 2000. This option will automatically vest if Able Telcom Holding Corp. is sold and/or if there is a change in control of Able Telcom Holding Corp. as of the date of such change in control, if such date is prior to January 1, 2000, if such change in control or sale results from a transaction not formally under consideration by the Board, as of the date of this agreement.

8.  FRINGE BENEFITS

During the term of this Agreement, Employer shall provide at its sole expense to the Employee hospitalization, major medical, life insurance and other fringe benefits on the same terms and conditions as it shall afford other management employees of equivalent rank.

9.  UPON TERMINATION OF EMPLOYMENT

Subsequent to the termination of the employment of Employee, Employee will not interfere with or disrupt or attempt to disrupt Employer's business relationship with its customers or suppliers. Further, Employee will not solicit any of the employees of Employer to leave the Employer for a period of one (1) year following such termination. In addition, Employee agrees that all information received from principals and agents of Employer will be held in total confidence for a period of one (1) year following termination of employment, to the extent such information is proprietary and not generally available to the public or sources outside the Employer's Company.

10. INCAPACITY

In the event that Employee shall become incapacitated or unable to perform the duties of his employment hereunder for the balance of the current one year period (hereinafter referred to as the "Disability Period"), the employee, nevertheless, shall be entitled to full salary and other payments not including bonus, provided for hereunder during the Disability Period; provided, however, that any amount paid to the Employee under any Employer provided disability insurance will be subtracted from payments to be made to the Employee by the Employer. In the event that the Employee is incapacitated for a period which exceeds the Disability Period, Employee shall not be entitled to receive the compensation and other payments provided for hereunder for any time period of this contract. Employee shall be considered to be incapacitated when he is unable to perform the normal duties required of him hereunder. Two (2) licensed medical doctors, chosen by the Employer, shall determine incapacity.

11.  NOTICES

All notices hereunder shall be in writing and shall be sent to the parties at the respective addresses above set forth. All notices shall be delivered in person or given by registered or certified mail, postage prepaid, and shall be deemed to have been given when delivered in person or deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving notice to the other such change of address in the manner herein provided. Employer, or its management, directors, representatives, employees or affiliates will not make any public announcements or provide any other information related to Employee, directly or indirectly, without the express written consent of Employee.


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12.  SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared, by a court of competent jurisdiction, to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

13. ENTIRE AGREEMENT: MODIFICATION

All prior agreements (prior to January 1, 1999) with respect to the subject matter hereof between the parties are hereby cancelled. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

14.  BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Employer, its successors and assigns, and upon the Employee and his legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee's obligations hereunder may not be transferred or assigned by the Employee.

15.  NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

16. GOVERNING LAW

This Agreement shall be construed and governed by the laws of the State of Florida.

17.  ARBITRATION

Any controversy or claim arising under, out of, or in connection with this Agreement or any breach or claimed breach hereof, shall be settled by arbitration before the American Arbitration Association, in Palm Beach County, Florida, before a panel of three arbitrators, in accordance with its rules, and judgment upon any award rendered may be entered in any court having jurisdiction thereof.


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18.  CONTRACT

This contract supersedes all previous contracts between Employer and Employee.

19. HEADINGS

The headings of the paragraphs listed herein are inserted for convenience and shall not affect any interpretation of the Agreement.

IN WITNESS WHEREOF the parties have set their hands and seals this 4th day of January, 1999.

Witness:                                    Employer:  Able Telcom Holding Corp.

By:  __________________________             By:  /s/ BILLY V. RAY, JR.
                                                 ------------------------------
                                                     Billy V. Ray, Jr.
                                                     Chief Executive Officer

Witness:                                    Employee:

By:  __________________________             By:  /s/ G. VANCE CARTEE
                                                 -------------------------------
                                                     G. Vance Cartee